Exhibit 10.25

Navitas Semiconductor USA, Inc.
3520 Challenger St.
11/27/2023    Torrance, CA 90503

Janet Chou
[Redacted pursuant to 17 CFR § 229.601(a)(6)]
Dear Janet,
I am pleased to offer you a position with Navitas Semiconductor, Inc. (the “Company”). We believe you will make a valuable addition to our team.
Position:    Chief Financial Officer
Supervisor:    Gene Sheridan, CEO
Work Location:    Campbell, CA Office / Home Based Expected Start Date:    January, 2024
Base Salary:    $380,000.00 per annum
Bonus:    Target 60%, up to 90%
RSUs:    $3,200,000.00 vesting over four (4) years
Please note, wages will be paid in accordance with the Company’s normal regional payroll procedures. Annual bonus is predicated on preceding 12 month’s average base salary and is dependent upon achieving individual and Company milestones, defined annually. Bonus is always issued as liquid, vested, RSUs. Bonus for this position first becomes payable Q1 of 2025. As an employee, you will also be eligible to receive certain employee benefits which the Company makes generally available to its employees from time to time. You should note that the Company may modify job titles, salaries, bonuses, and benefits from time to time as it deems necessary. Employees joining the Company after July 1st of each year are ineligible for a salary increase during the following performance review period. The duties of this occupation are to be performed in accordance with the Company’s standard operating schedule and telecommuting policy, at the “Work Location” specified above. Travel up 50% is a required component of this position. Employees being hired for finance, accounting, HR, IT, Office Manager positions, and/or Director level and above are subject to a criminal background check. Finance and accounting are subject to both a criminal background check and credit history check. Navitas may rescind this offer at any time, including as a result of findings/results of reference checks, background checks, and/or credit checks. This offer is also contingent upon the successful outcome of your reference checks that will take place over the next week.
As shown above, in consideration of your service, the Company will recommend to the Board of Directors (the “Board”) at the first meeting following your hire date that the Company grant you Restricted Stock Units (“RSUs”) representing a right to acquire stock equivalent to $3,200,000.00 where the number of shares depends on the average stock price of the twenty (20) previous business days before your official start date, pursuant to the Navitas Semiconductor Corporation 2021 Equity Incentive Plan (the “Plan”). The RSUs will vest based on occurrence of a time-based service condition. The time-based service condition will be met, subject to your continuous employment with the Company through each applicable date, with respect to twenty-five percent (25%) of the RSUs on the date 12 months from the RSUs’ vesting commencement date, and the time-based service condition will lapse with respect to the remaining RSUs in three (3) equal yearly installments thereafter. The vesting commencement date of the RSUs will be your employment start date, and the RSUs will be subject to the terms and conditions of the Navitas Semiconductor Corporation 2021 Equity Incentive Plan. However, the time-based service condition is subject to change and will be approved by the Board of Directors.
The Company is excited about your services to the Company. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.
For purposes of federal immigration law, the Company requires documentary evidence of your identity and eligibility for employment in the country where this position will be performed. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Please note that if work sponsorship is required, the Company will initiate that process immediately. If the employee fails to maintain employment for two (2) years from hire date, any recoverable portion of those expenses, allowable by law, will be recovered.
We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your current or prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. By accepting this offer, you confirm that you fully understand the duties, scope, and activities of your employment with the Company. You further confirm you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer.
Moreover, you agree not to remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, and that in performing your duties for the Company you will not in any way utilize nor disclose any such information. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.
Similarly, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.
As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“PIAA”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company will be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes will be resolved by a neutral arbitrator who will issue a written opinion, (iv) the arbitration will provide for adequate discovery, and (v) the Company will pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement before your first day of employment.
To accept the Company’s offer, please sign and date this letter in the space provided below. This offer will expire three (3) days from issuance. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by a director of the Company and you.
We look forward to your favorable reply and the prospect of working with you at Navitas Semiconductor, Inc.

Sincerely,
/s/
Senior Human Resources Manager

Agreed to and accepted:
Signature:	/s/ Janet Chou
Printed Name:	Janet Chou

Date:	December 1, 2023

3